Illumina Names Dr. Robert S. Epstein to its Board of Directors
SAN DIEGO, November 29, 2012 - Illumina, Inc. (NASDAQ: ILMN) today announced that Dr. Robert S. Epstein, M.D., has joined the company's Board of Directors. Dr. Epstein is an epidemiologist who worked in public health and academia before joining the private sector.
Previously, from 2010 to 2012, Dr. Epstein was Chief R&D Officer and President of Medco-UBC, a 2,400 person global research organization focused on conducting personalized medicine, health economics, drug safety, outcomes, and comparative effectiveness research on behalf of the biopharmaceutical, medical device, and diagnostics industries. Prior to this role, Dr. Epstein was Medco's Chief Medical Officer for 13 years, where he led formulary development, clinical guideline development, drug information services, personalized medicine program development, and client analytics and reporting. In addition, Dr. Epstein is the former President of the International Society of Pharmacoeconomics and Outcomes Research (ISPOR), and has served on the board of directors of the Drug Information Association (DIA) and the International Society of Quality of Life. Dr. Epstein has published more than 75 peer-reviewed medical articles and book chapters and serves as a reviewer for several influential medical journals, including the New England Journal of Medicine and JAMA.
“We are delighted to welcome Rob to the Illumina Board, and excited by the prospect of working with this dynamic leader to advance personalized medicine,” said Jay Flatley, Illumina's President and CEO. “Benefitting from Rob's perspective and expertise, at this critical time when scientific and technological advances in genetic research and biomedicine are beginning to transform healthcare, will be invaluable as Illumina pursues its clinical diagnostic growth strategy.”
About Illumina
Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA, and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.

Source: Illumina, Inc.
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